Exhibit 11
Code of Ethics
Approved by the Board of Directors of Eni SpA on November 23, 2017

Eni’s Code of Ethics

INTRODUCTION
Eni1 is an internationally oriented industrial group which, because of its size and the importance of its activities, plays a significant role in the marketplace and in the economic development and welfare of the individuals who work or collaborate with Eni and of the communities where it is present.
The complexity of the situations in which Eni operates, the challenges of sustainable development and the need to take into consideration the interests of all people having a legitimate interest in the corporate business (“Stakeholders”), strengthen the importance to clearly define the values that Eni accepts, acknowledges and shares as well as the responsibilities it assumes, contributing to a better future for everybody.
For this reason the new Eni’s Code of Ethics (“Code” or “Code of Ethics”) has been devised. Compliance with the Code by Eni’s directors, statutory auditors, management and employees as well as by all those who operate in Italy and abroad for achieving Eni’s objectives (“Eni’s People”), each within their own functions and responsibilities, is of paramount importance – also pursuant to legal and contractual provisions governing the relationship with Eni – for Eni’s efficiency, reliability and reputation, which are all crucial factors for its success and for improving the social situation in which Eni operates.
Eni undertakes to promote awareness of the Code among Eni’s People and the other Stakeholders and their constructive contribution to its principles Eni undertakes to take into account any suggestions and observations by the Stakeholders, with the aim of confirming or supplementing the Code.
Eni carefully checks for compliance with the Code by providing suitable information, prevention and control tools and ensuring transparency in all transactions and behaviours by taking corrective measures if and as required. The Watch Structure of Eni SpA performs the functions of guarantor of the Code of Ethics (“Guarantor”).
The Code is brought to the attention of every person or body having business relations with Eni.

(1) “Eni” means Eni spa and its direct and indirect Subsidiaries, in Italy and abroad.

I. General principles: sustainability and corporate responsibility
Compliance with the law, regulations, statutory provisions, self-regulatory codes, ethical integrity and fairness, is a constant commitment and duty of all Eni’s People, and characterizes the conduct of its entire organization.
Eni’s business and corporate activities have to be carried out in a transparent, honest and fair way, in good faith, and in full compliance with competition protection rules.
Eni undertakes to maintain and strengthen a governance system in line with international best practice standards, able to deal with the complex situations in which Eni operates, and with the challenges to face for sustainable development.
Systematic methods for involving Stakeholders are adopted, fostering dialogue on sustainability and corporate responsibility.
In conducting both its activities as an international company and those with its partners, Eni stands up for the protection and promotion of human rights, inalienable and fundamental prerogatives of human beings and basis for the establishment of societies founded on principles of equality, solidarity, repudiation of war, and for the protection of civil and political rights, of social, economic and cultural rights and the so-called third generation rights (self-determination right, right to peace, right to development and protection of the environment).
Any form of discrimination, corruption, forced or child labour is rejected. Particular attention is paid to the acknowledgement and safeguarding of the dignity, freedom and equality of human beings, to protection of labour and of the freedom of trade union association, of health, safety, the environment and biodiversity, as well as the set of values and principles concerning transparency, energy efficiency and sustainable development, in accordance with International Institutions and Conventions.
In this respect Eni operates within the reference framework of the United Nations Universal Declaration of Human Rights, the Fundamental Conventions of the ILO – International Labor Organization – and the OECD Guidelines on Multinational Enterprises.
All Eni’s People, without any distinction or exception whatsoever, respect the principles and contents of the Code in their actions and behaviours while performing their functions and according to their responsibilities, because compliance with the Code is fundamental for the quality of their working and professional performance. Relationships among Eni’s People, at all levels, must be characterized by honesty, fairness, cooperation, loyalty and mutual respect.
The belief that one is acting in favour or to the advantage of Eni can never, in any way, justify, not even in part, any behaviours that conflict with the principles and contents of the Code.
II. Behaviour rules and relations with Stakeholders
1. Ethics, transparency, fairness, professionalism
In conducting its business, Eni is inspired by and complies with the principles of loyalty, fairness, transparency, efficiency and an open market, regardless of the importance level of the transaction in question.
Any action, transaction and negotiation performed and, generally, the conduct of Eni’s People in the performance of their duties is inspired by the highest principles of fairness, completeness and transparency of information and legitimacy, both in form and substance, as well as clarity and truthfulness of all accounting documents, in compliance with the applicable laws in force and internal regulations.
All Eni’s activities have to be performed with the utmost care and professional skill, with the duty to provide skills and expertise adequate to the tasks assigned, and to act in a way capable to protect Eni’s image and reputation. Without prejudice to the compliance with applicable laws and obligations arising out from the adhesion to the principles contained in the Code of Conduct, the corporate objectives, as well as the proposal and implementation of projects, investments and actions, have to be aimed at improving the company’s assets, management, technological and information level in the long term, and at creating value and welfare for all Stakeholders.
Bribes, illegitimate favours, collusion, requests for personal benefits for oneself or others, either directly or through third parties, are prohibited without any exception.
It is prohibited to pay or offer, directly or indirectly, money and material benefits and other advantages of any kind to third parties, whether representatives of governments, public officers and public servants or private employees, in order to influence or remunerate the actions of their office.

Commercial courtesy, such as small gifts or forms of hospitality, is only allowed when its value is small and it does not compromise the integrity and reputation of either party, and cannot be construed by an impartial observer as aimed at obtaining undue advantages. In any case, these expenses must always be authorized by the designated managers as per existing internal rules, and be accompanied by appropriate documentation.
It is forbidden to accept money from individuals or companies that have or intend to have business relations with Eni. Anyone who receives proposals of gifts or special or hospitality treatment that cannot be considered as commercial courtesy of small value, or requests therefore by third parties, shall reject them and immediately inform their superior, or the body they belong to, as well as the Guarantor.
Eni shall properly inform all third parties about the commitments and obligations provided for in the Code, require third parties to respect the principles of the Code relevant to their activities and take proper internal actions and, if the matter is within its own competence, external actions in the event that any third party should fail to comply with the Code.
2. Relations with shareholders and with the Market
2.1. Value for shareholders, efficiency, transparency
The internal structure of Eni and the relations with the parties directly and indirectly taking part in its activities are organized according to rules able to ensure management reliability and a fair balance between the management’s powers and the interests of shareholders and of the other Stakeholders in general as well as transparency and market traceability of management decisions and general corporate events which may considerably influence the market value of the financial instruments issued.
Within the framework of the initiatives aimed at maximizing the value for shareholders and at guaranteeing transparency of the management’s work, Eni defines, implements and progressively adjusts a coordinated and homogeneous set of behaviour rules concerning both its internal organizational structure and relations with shareholders and third parties, in compliance with the highest corporate governance standards at national and international level, based on the awareness that the company’s capacity to impose efficient and effective functioning rules upon itself is a fundamental tool for strengthening its reputation in terms of reliability and transparency as well as Stakeholders’ trust.
Eni deems it necessary that shareholders are enabled to participate in decisions which come within the limits of their competence and make informed choices. Therefore, Eni undertakes to ensure maximum transparency and timeliness of information communicated to shareholders and to the market, by means of the corporate internet site, too, in compliance with the laws and regulations applicable to listed companies.
Eni also undertakes to keep in due consideration the legitimate remarks expressed by shareholders whenever they are entitled to do so.
2.2. Self-Regulatory Code
The main corporate governance rules of Eni are contained in the Corporate Governance Code for listed companies, to which Eni adheres and which is referred to herein as may be required.
2.3. Company information
Eni ensures the correct management of company information, by means of suitable procedures for in-house management and communication to the outside, with particular reference to privileged information.
2.4. Privileged information
All Eni’s People are required, while performing the tasks entrusted to them, to properly manage privileged information such as to know and comply with corporate procedures referring to market abuse. Any conduct liable to constitute market abuse or facilitate its commission is specifically prohibited. In any case, the purchase or sale of shares of Eni or of companies outside Eni shall always be based on absolute and transparent fairness.
2.5. Information means
It is responsibility of Eni to provide third parties with true, prompt, transparent and accurate information.
Relations with the media are exclusively dealt with by the departments and managers specifically appointed to do so; information to be supplied to media representatives, as well as the undertaking to provide such information, have to be agreed upon beforehand by Eni’s People with the relevant Eni Corporate structure.

3. Relations with institutions, associations, local communities
Eni encourages dialogue with Institutions and with organized associations of civil society in all the countries where it operates.
3.1 Authorities and Public Institutions
Eni, through its People, actively and fully cooperates with Authorities.
Eni’s People, as well as external collaborators whose actions may somehow be referred to Eni, must have behaviours towards the Public Administration characterized by fairness, transparency and traceability. These relations have to be exclusively dealt with by the departments and individuals specifically appointed to do so, in compliance with approved plans and corporate procedures.
The departments of the subsidiaries concerned shall coordinate with the relevant Eni Corporate structure for assessing the quality of the interventions to be carried out and for the sharing, implementing and monitoring of their actions.
It is forbidden to make, induce or encourage false statements to Authorities.
3.2 Political organizations and trade unions
Eni does not make any direct or indirect contributions in whatever form to political parties, movements, committees, political organizations and trade unions, nor to their representatives and candidates.
3.3 Development of local Communities
Eni is committed to actively contribute to promoting the quality of life, the socio-economic development of the communities where Eni operates and to the development of their human resources and capabilities, while conducting its business activities according to standards that are compatible with fair commercial practices.
Eni’s activities are carried out in the awareness of the social responsibility that Eni has towards all of its Stakeholders and in particular the local communities in which it operates, in the belief that the capacity for dialogue and interaction with civil society constitutes an important asset for the company. Eni respects the cultural, economic and social rights of the local communities in which it operates and undertakes to contribute, as far as possible, to their exercise, with particular reference to the right to adequate nutrition, drinking water, the highest achievable level of physical and mental health, decent dwellings, education, abstaining from actions that may hinder or prevent the exercise of such rights.
Eni promotes transparency of the information addressed to local communities, with particular reference to the topics that they are most interested in. Forms of continuous and informed consultancy are also promoted, through the relevant Eni structures, in order to take into due consideration the legitimate expectations of local communities in conceiving and conducting corporate activities and in order to promote a proper redistribution of the profits deriving from such activities.
Eni therefore undertakes to promote the knowledge of its corporate values and principles, at every level of its organization, also through adequate control procedures, and to protect the rights of local communities, with particular reference to their culture, institutions, ties and life styles.
Within the framework of their respective responsibilities, Eni’s People are required to participate in the definition of single initiatives in compliance with Eni’s policies and intervention programs, to implement them according to criteria of absolute transparency and support them as an integral part of Eni’s objectives.
3.4 Promotion of  “non profit” activities
The philanthropic activity of Eni is in line with its vision and attention to sustainable development.
Eni therefore undertakes to foster and support, as well as to promote among its People, its “non profit” activities which demonstrate the company’s commitment to help meet the needs of those communities where it operates.
4. Relations with customers and suppliers
4.1 Customers and consumers
Eni pursues its business success on markets by offering quality products and services under competitive conditions while respecting the rules protecting fair competition.

Eni undertakes to respect the right of consumers not to receive products harmful to their health and physical integrity and to get complete information on the products offered to them.
Eni acknowledges that the esteem of those requesting products or services is of primary importance for success in business. Business policies are aimed at ensuring the quality of goods and services, safety and compliance with the precautionary principle. Therefore, Eni’s People shall:
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comply with in-house procedures concerning the management of relations with customers and consumers;

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supply, with efficiency and courtesy, within the limits set by the contractual conditions, high-quality products meeting the reasonable expectations and needs of customers and consumers;

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supply accurate and exhaustive information on products and services and be truthful in advertisements or other kind of communication, so that customers and consumers can make informed decisions.

4.2 Suppliers and external collaborators
Eni undertakes to look for suppliers and external collaborators with suitable professionalism and committed to sharing the principles and contents of the Code and promotes the establishment of long-lasting relations for the progressive improvement of performances while protecting and promoting the principles and contents of the Code.
In relationships regarding tenders, procurement and, generally, the supply of goods and/or services and of external collaborations (including consultants, agents, etc.), Eni’s People shall:
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follow internal procedures concerning selection and relations with suppliers and external collaborators and abstain from excluding any supplier meeting requirements from bidding for Eni’s orders; adopt appropriate and objective selection methods, based on established, transparent criteria;

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secure the cooperation of suppliers and external collaborators in guaranteeing the continuous satisfaction of customers and consumers, to an extent adequate to that legitimately expected by them, in terms of quality, costs and delivery times;

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use as much as possible, in compliance with the laws in force and the criteria for legality of transactions with related parties, products and services supplied by Eni companies at arm’s length and market conditions;

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state in contracts the Code acknowledgement and the obligation to comply with the principles contained therein;

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comply with, and demand compliance with, the conditions contained in contracts;

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maintain a frank and open dialogue with suppliers and external collaborators in line with good commercial practice; promptly inform superiors, and the Guarantor, about any possible violations of the Code;

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inform the relevant Eni Corporate structure about any serious problems that may arise with a particular supplier or external collaborator, in order to evaluate possible consequences for Eni.

The remuneration to be paid shall be exclusively proportionate to the services to be rendered and described in the contract and payments shall not be allowed to any party different from the contract party nor in a third Country different from the one of the parties or where the contract has to be performed2.
5. Management, employees and collaborators of Eni
5.1. Development and protection of Human Resources
People are basic components in the company’s life. The dedication and professionalism of management and employees represent fundamental values and conditions for achieving Eni’s objectives.
Eni is committed to developing the abilities and skills of management and employees so that their energy and creativity can have full expression for the fulfilment of their potential in their working performance, such as to protect working conditions as regards both mental and physical health and dignity. Undue pressure or discomfort is not allowed, while appropriate working conditions promoting development of personality and professionalism are fostered.

(2) For the purposes of application of the ban, third countries do not include States where a company/entity, counter-party of Eni, has established its centralized cash management system and/or where the same has established, in whole or in part, its headquarters, offices or business units functional and necessary for the execution of the contract, in each case subject to all the additional control tools provided by internal regulatory instruments concerning the selection of counter-parties and payments.

Eni undertakes to offer, in full compliance with applicable legal and contractual provisions, equal opportunities to all its employees, making sure that each of them receives a fair statutory and wage treatment exclusively based on merit and expertise, without discrimination of any kind. Competent departments shall:
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adopt in any situation criteria of merit and ability (and anyhow strictly professional) in all decisions concerning human resources;

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select, hire, train, compensate and manage human resources without discrimination of any kind;

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create a working environment where personal characteristics or beliefs do not give rise to discrimination and which allows the serenity of all Eni’s People.

Eni wishes that Eni’s People, at every level, cooperate in maintaining a climate of common respect for a person’s dignity, honour and reputation. Eni shall do its best to prevent attitudes that can be considered as offensive, discriminatory or abusive. In this regard, any behaviours outside the working place which are particularly offensive to public sensitivity are also deemed relevant.
In any case, any behaviours constituting physical or moral violence are forbidden without any exception.
5.2. Knowledge Management
Eni promotes culture and the initiatives aimed at disseminating knowledge within its structures, and at pointing out the values, principles, behaviours and contributions in terms of innovation of professional families in connection with the development of business activities and to the company’s sustainable growth.
Eni undertakes to offer tools for interaction among the members of professional families, working groups and communities of practice, as well as for coordination and access to know-how, and shall promote initiatives for the growth, dissemination and systematization of knowledge relating to the core competences of its structures and aimed at defining a reference framework suitable for guaranteeing operating consistency.
All Eni’s People shall actively contribute to Knowledge Management as regards the activities that they are in charge of, in order to optimize the system for knowledge sharing and distribution among individuals.
5.3. Corporate security
Eni engages in the study, development and implementation of strategies, policies and operational plans aimed at preventing and overcoming any intentional or non-intentional behaviour which may cause direct or indirect damage to Eni’s People and/or to the tangible and intangible resources of the company. Preventive and defensive measures, aimed at minimizing the need for an active response – always in proportion to the attack – to threats to people and assets, are favoured.
All Eni’s People shall actively contribute to maintaining an optimal corporate security standard, abstaining from unlawful or dangerous behaviours, and reporting any possible activities carried out by third parties to the detriment of Eni’s assets or human resources to superiors or to the body they belong to, as well as to the relevant Eni Corporate structure.
In any case requiring particular attention to personal safety, it is compulsory to strictly follow the indications in this regard supplied by Eni, abstaining from behaviours which may endanger one’s own safety or the safety of others, promptly reporting any danger for one’s own safety, or the safety of third parties, to one’s superior.
5.4. Harassment or mobbing in the workplace
Eni supports any initiatives aimed at implementing working methods for the achievement of a better organization.
Eni demands that there shall be no harassment or mobbing behaviours in personal working relationships either inside or outside the company. Such behaviours are all forbidden, without exceptions. Such harassment is for instance:
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the creation of an intimidating, hostile, isolating or in any case discriminatory environment for individual employees or groups of employees;

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unjustified interference in the work performed by others;

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the placing of obstacles in the way of the work prospects and expectations of others merely for reasons of personal competitiveness or because of other employees.

Any form of violence or harassment, either sexual harassment or harassment based on personal and cultural diversity, is forbidden. Such harassment is for instance:
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subordinating decisions on someone’s working life to the acceptance of sexual attentions, or personal and cultural diversity;

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encouraging employees to sexual favours through the influence of a role;

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proposing private interpersonal relations, despite express or reasonably obvious non-acceptance;

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alluding to disabilities and physical or psychic impairment, or to forms of cultural, religious or sexual diversity.

5.5. Abuse of alcohol or drugs and no smoking
All Eni’s People shall personally contribute to promoting and maintaining a climate of common respect in the workplace; particular attention is paid to respect of the feelings of others.
Eni will therefore consider individuals who work under the effect of alcohol or drugs, or substances with similar effect, during the performance of their work activities and in the workplace, as being aware of the risk they cause. Chronic addiction to such substances, when it affects work performance, shall be considered similar to the above mentioned events in terms of contractual consequences; Eni is committed to favour social action in this field as provided for by employment contracts.
It is forbidden to:
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hold, consume, offer or give for whatever reason, drugs or substances with similar effect, at work and in the workplace;

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smoke in the workplace. Eni supports voluntary initiatives addressed to People to help them quit smoking and, in identifying possible smoking areas, shall take into particular consideration the condition of those suffering physical discomfort from exposure to smoke in the workplace shared with smokers and requesting to be protected from “passive smoking” in their place of work.

III. Tools for implementing the Code of Ethics
1. Internal control and risk management system
Eni is committed to promoting and maintaining an adequate internal control and risk management system, by adopting and implementing all useful instruments to direct, manage and monitor business activities with the aim of ensuring compliance with laws and company procedures, protecting corporate assets, efficiently and effectively managing activities and providing accurate and complete accounting and financial data, as well ensuring a proper process of identification, measurement, management and monitoring of main business risks.
The responsibility for implementing an effective system of internal control and risk management is shared at every level of Eni’s organizational structure; therefore, all Eni’s People, according to their functions and responsibilities, shall define and actively participate in the correct functioning of the system of internal control and risk management.
Eni promotes the dissemination, at every level of its organization, of policies and procedures characterized by awareness of the existence of controls and by an informed and voluntary control oriented mentality; consequently, Eni’s management in the first place and all Eni’s People in any case shall contribute to and participate in Eni’s system of internal control and risk management and, with a positive attitude, involve its collaborators in this respect.
Each employee shall be held responsible for the corporate tangible and intangible assets relevant to his/her job. No employee can make, or let others make, improper use of assets and equipment belonging to Eni.
Any practices and attitudes linked to the perpetration or to the participation in the perpetration of frauds are forbidden without any exception.
Control and watch structures, Eni Internal Audit department and appointed auditing companies shall have full access to all data, documents and information necessary to perform their own relevant activities.
1.1 Conflicts of interest
Eni acknowledges and respects the right of its People to take part in investments, business and other kinds of activities other than the activity performed in the interest of Eni, provided that such activities are permitted by law and are compatible with the obligations assumed towards Eni. Eni adopts internal regulatory instruments that ensure transparency and fairness, substantive and procedural, of the transactions involving interests of Directors and Statutory Auditors and transactions with related parties.

Eni’s management and employees shall avoid and report any conflicts of interest between personal and family economic activities and their tasks within the company. In particular, everyone shall point out any specific situations and activities of economic or financial interest (owner or member) to them or, as far as they know, of economic or financial interest to relatives of theirs or relatives by marriage within the 2nd degree of kinship, or to persons actually living with them, also involving suppliers, customers, competitors, third parties, or the relevant controlling companies or subsidiaries, and shall point whether they perform corporate administration or control or management functions therein.
Moreover, conflicts of interest are determined by the following situations:
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using one’s position in the company or the information or business opportunities acquired during one’s work, to undue personal advantage or to that of third parties;

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carrying out of work activities by employees and/or their family members at suppliers, subcontractors, competitors.

In any case, Eni’s management and employees shall avoid any situation and activity where a conflict with the Company’s interests may arise, or which can interfere with their ability to make impartial decisions in the best interests of Eni and in full accordance with the principles and contents of the Code, or in general with their ability to fully comply with their functions and responsibilities. Any situation that may constitute or give rise to a conflict of interest shall be immediately reported to one’s superior within management, or to the body one belongs to, and to the Guarantor. Furthermore, the party concerned shall abstain from taking part in the operational/decision-making process, and the relevant superior within management, or the relevant body, shall:
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identify the operational solutions suitable for ensuring, in the specific case, transparency and fairness of behaviours in the performance of activities;

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transmit to the parties concerned – and for information to one’s superior, as well as to the Guarantor – the necessary written instructions;

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file the received and transmitted documentation.

1.2 Transparency of accounting records
Accounting transparency is grounded on the use of true, accurate and complete information which form the basis for the entries in the books of accounts. Each member of company bodies, of management or employee shall cooperate, within their own field of competence, in order to have operational events properly and timely registered in the books of accounts.
It is forbidden to behave in a way that may adversely affect transparency and traceability of the information within financial statements.
For each transaction, the proper supporting evidence has to be maintained in order to allow:
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easy and punctual accounting entries;

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identification of different levels of responsibility, as well as of task distribution and segregation;

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accurate representation of the transaction so as to avoid the probability of any material or interpretative error.

Each record shall reflect exactly what is shown by the supporting evidence. All Eni’s People shall cause that the documentation can be easily traced and filed according to logical criteria.
Eni’s People who become aware of any omissions, forgery, negligence in accounting or in the documents on which accounting is based, shall bring the facts to the attention of their superior, or to the body they belong to, and to the Guarantor.
2. Health, safety, environment and public safety protection
Eni’s activities shall be carried out in compliance with applicable worker health and safety, environmental and public safety protection agreements, international standards and laws, regulations, administrative practices and national policies of the Countries where it operates.
Eni actively contributes as appropriate to the promotion of scientific and technological development aimed at protecting the environment and natural resources. The operative management of such activities shall be carried out according to advanced criteria for the protection of the environment and energy efficiency, with the aim of creating better working conditions and protecting the health and safety of employees as well as the environment.

Eni’s People shall, within their areas of responsibility, actively participate in the process of risk prevention as well as environmental, public safety and health protection for themselves, their colleagues and third parties.
3. Research, innovation and intellectual property protection
Eni promotes research and innovation activities by management and employees, within their functions and responsibilities. Any intellectual assets generated by such activities are an important and fundamental heritage of Eni.
Research and innovation focus in particular on the promotion of products, instruments, processes and behaviours supporting energy efficiency, reduction of environmental impact, attention to health and safety of employees, of customers and of the local communities where Eni operates, and in general sustainability of business activities.
Eni’s People shall actively contribute, within their functions and responsibilities, to managing intellectual property in order to allow its development, protection and enhancement.
4. Confidentiality
4.1. Protection of business secret
Eni’s activities constantly require the acquisition, storing, processing, communication and dissemination of information, documents and other data regarding negotiations, administrative proceedings, financial transactions, and know-how (contracts, deeds, reports, notes, studies, drawings, pictures, software, etc.) that may not be disclosed to the outside pursuant to contractual agreements, or whose inopportune or untimely disclosure may be detrimental to corporate interest.
Without prejudice to the transparency of the activities carried out and to the information obligations imposed by the provisions in force, Eni’s People shall ensure the confidentiality required by the circumstances for each piece of news they have got to know of because of their working function.
Any information, knowledge and data acquired or processed during one’s work or because of one’s tasks at Eni, belong to Eni and may not be used, communicated or disclosed without specific authorization of one’s superior within management in compliance with specific procedures.
4.2 Protection of privacy
Eni is committed to protecting information concerning its People and third parties, whether generated or obtained inside Eni or in the conduct of Eni’s business, and to avoiding improper use of any such information.
Eni intends to guarantee that processing of personal data within its structures respects fundamental rights and freedoms, as well as the dignity of the parties concerned, as contemplated by the legal provisions in force.
Personal data must be processed in a lawful and fair way and, in any case, the data collected and stored is only that which is necessary for certain, explicit and lawful purposes. Data shall be stored for a period of time no longer than necessary for the purposes of collection.
Eni undertakes moreover to adopt suitable preventive safety measures for all databases storing and keeping personal data, in order to avoid any risks of destruction and losses or of unauthorized access or unallowed processing.
Eni’s People shall:
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obtain and process only data that are necessary and adequate to the aims of their work and responsibilities;

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obtain and process such data only within specified procedures, and store said data in a way that prevents unauthorized parties from having access to it;

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represent and order data in a way ensuring that any party with access authorization may easily get an outline thereof which is as accurate, exhausting and truthful as possible;

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disclose such data pursuant to specific procedures or subject to the express authorization by their superior and, in any case, only after having checked that such data may be disclosed, also making reference to absolute or relative constraints concerning third parties bound to Eni by a relation of whatever nature and, if applicable, after having obtained their consent.

4.3 Membership in associations, participation in initiatives, events or external meetings
Membership in associations, participation in initiatives, events or external meetings is supported by Eni if compatible with the working or professional activity provided. Membership and participation considered as such are:
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membership in associations, conferences, congresses, seminars, courses;

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drawing up of articles, essays and publications in general;

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participation in public events in general.

In this regard, Eni’s management and employees in charge of illustrating, or providing to the outside data or news concerning Eni’s objectives, aims, results and points of view, shall not only comply with corporate procedures relating to market abuse, but also obtain the necessary authorization from their superior within management for the lines of action to follow and the texts as well as reports drawn up, such as to agree on contents with the relevant Eni Corporate structure.
IV. Code of Ethics scope of application and reference structures
The principles and contents of the Code apply to Eni’s People and activities.
Subsidiaries listed on the Stock Exchange receive the Code and adopt it, adjusting it – where necessary  – to the characteristics of their company in accordance with their management independence.
The representatives indicated by Eni in the company bodies of partially owned companies, in consortia and in joint ventures shall promote the principles and contents of the Code within their own respective areas of competence.
Directors and management must be the first to give concrete form to the principles and contents of the Code, by assuming responsibility for them both towards the inside and the outside and by enhancing trust, cohesion and a sense of team-work, as well as providing a behaviour model for their collaborators in order to have them comply with the Code and make questions and suggestions on specific provisions.
To achieve full compliance with the Code, each of Eni’s People may even apply directly to the Guarantor.
1. Obligation to know the Code and to report any possible violation thereof
The Code is made available to Eni’s People in compliance with applicable standards, and is also available on the internet and Intranet sites of Eni spa and of subsidiaries.
Each of Eni’s People is expected to know the principles and contents of the Code as well as the reference procedures governing own functions and responsibilities.
Each of Eni’s People shall:
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refrain from all conduct contrary to such principles, contents and procedures;

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carefully select, as long as within their field of competence, their collaborators, and have them fully comply with the Code;

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require any third parties having relations with Eni to confirm that they know the Code;

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immediately report to their superiors or the body they belong to, and to the Guarantor, any remarks of theirs or information supplied by Stakeholders concerning a possible violation or any request to violate the Code; reports of possible violations shall be sent in compliance with conditions provided for by the specific procedures established by the Board of Statutory Auditors and by the Watch Structure of Eni spa;

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cooperate with the Guarantor and with the relevant departments according to the applicable specific procedures in ascertaining any violations;

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adopt prompt corrective measures whenever necessary, and in any case prevent any type of retaliation.

Eni’s People are not allowed to conduct personal investigations, nor to exchange information, except to their superiors, or to the body that they belong to, and to the Guarantor. If, after notifying a supposed violation, any of Eni’s People feels that he or she has been subject to retaliation, then he or she may directly apply to the Guarantor.

2. Reference structures and supervision
Eni is committed to ensuring, even through the Guarantor’s appointment:
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the widest dissemination of the principles and contents of the Code among Eni’s People and the other Stakeholders, providing any possible instruments for understanding and clarifying the interpretation and the implementation of the Code, as well as for updating the Code as required to meet evolving civil sensibility and relevant laws;

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the execution of checks on any notice of violation of the Code principles and contents or of reference procedures; an objective evaluation of the facts and, if necessary, the adoption of appropriate sanctions; that no one may suffer any retaliation whatsoever for having provided information regarding possible violations of the Code or of reference procedures.

2.1. Guarantor of the Code of Ethics
The Code of Ethics is, among other things, a compulsory general principle of the Organizational, Management and Control Model adopted by Eni spa according to the Italian provision on the “administrative liability of legal entities deriving from offences” contained in Legislative Decree no. 231 of June 8, 2001.
The Watch Structure of Eni SpA also acts as Guarantor of the Code of Ethics.
The Guarantor is entrusted with the task of:
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promoting and facilitating the implementation of the Code of Ethics and the issue of reference procedures; proposing to the competent internal structures the useful initiatives for a greater dissemination and knowledge of the Code, also in order to prevent any recurrences of violations;

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promoting awareness of the Code of Ethics also through communication programs and specific training of management and employees of Eni;

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investigating reports of any violation of the Code by initiating proper inquiry procedures; taking action at the request of Eni’s People in the event of receiving reports that violations of the Code have not been properly dealt with or in the event of being informed of any retaliation against Eni’s People for having reported violations;

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notifying relevant structures of the results of investigations relevant to the adoption of possible penalties; informing the relevant line/area structures about the results of investigations relevant to the adoption of the necessary measures.

Moreover, the Guarantor submits to the Control and Risk Committee and to the Board of Statutory Auditors as well as to the Chairman and to the Chief Executive Officer, which report about it to the Board of Directors, a six-monthly report on the implementation and possible need for updating the Code.
In carrying out its tasks, the Guarantor avails itself of the units of the Integrated Compliance Department in charge of the activities of the technical secretariat of the Watch Structure 231 of Eni SpA.
Each information flow to the Guarantor may be sent to the following email address: organismo_di_vigilanza@eni.com.
2.2 Promotion and diffusion of the Code of Ethics
The Code is made available to Eni’s People in compliance with applicable standards, and is also available on the internet and Intranet sites of Eni spa and of subsidiaries.
The Guarantor promotes the provision of every possible instrument for understanding and clarifying the interpretation and implementation of the Code.
3. Code review
The Code review is approved by the Board of Directors of Eni spa, upon proposal of the Chief Executive Officer with the agreement of the Chairman, after hearing the opinion of the Board of Statutory Auditors.
The proposal is made taking into consideration the Stakeholders’ evaluation with reference to the principles and contents of the Code, promoting active contribution and notification of possible deficiencies by Stakeholders themselves.

4. Contractual value of the Code
Respect of the Code’s rules is an essential part of the contractual obligations of all Eni’s People pursuant to and in accordance with applicable law.
Any violation of the Code’s principles and contents may be considered as a violation of primary obligations under labour relations or of the rules of discipline and can entail the consequences provided for by law, including termination of the work contract and compensation for damages arising out of any violation.